UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2024

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave
Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a current report on Form 8-K filed on January 17, 2024, Celularity Inc., or Celularity, entered into a securities purchase agreement, or SPA, with Dragasac Limited dated January 12, 2024. As a condition of the SPA, Celularity agreed to implement certain changes to the executive compensation program in effect for members of Celularity’s executive leadership team. Accordingly, Celularity implemented a 15% across the board reduction in the annual base salary rate of the members of its executive leadership team for the year ended December 31, 2024, except for Dr. Hariri, who voluntarily elected to reduce his annual base salary rate for the year ended December 31, 2024 by 85%.

As contemplated by the SPA, Celularity entered into amendments to the employment agreements with each of David Beers, Stephen Brigido, D.P.M., K. Harold Fletcher, Esq., John Haines and Adrian Kilcoyne, M.D. and other members of its executive leadership team to implement the across the board 15% base salary reductions effective as of February 16, 2024, resulting in the annual base salary rates for the 2024 year set forth in the table below. Payment of each executive’s base salary at the rate in effect prior to the reductions will resume on January 1, 2025.

Executive	2024 Base Salary
David Beers	$361,250.00
Stephen Brigido, D.P.M.	$361,250.00
K. Harold Fletcher, Esq.	$323.000.00
John Haines	$425,000.00
Adrian Kilcoyne, M.D.	$403,750.00

As previously disclosed in a current report on Form 8-K filed on January 30, 2023, Dr. Hariri previously agreed to temporarily suspend full payment of his 2023 base salary pursuant to his employment agreement until as late as December 31, 2023. In order to implement the requirement in the SPA that Dr. Hariri not be paid the $1,087,611.83 in base salary that was otherwise due to him for the 2023 calendar year unless Celularity raises additional cash through offerings of equity securities with aggregate net proceeds equal or greater to $21.0 million at a valuation at least equal to the valuation, cost per security or exercise/conversion price, as applicable, of the Class A common stock and PIPE Warrant purchased by Dragasac Limited pursuant to the SPA in compliance with the requirements of Internal Revenue Code Section 409A, the compensation committee of Celularity’s board of directors approved a cash bonus program, or bonus program, effective February 16, 2024, pursuant to which Dr. Hariri will be paid 125% of the unpaid base salary upon the satisfaction of the foregoing performance conditions. Accordingly, Celularity and Dr. Hariri entered into a second amendment to Dr. Hariri’s employment agreement implementing the 85% base salary reduction effective as of February 16, 2024 and documenting the bonus program. As a result of the reduction, Dr. Hariri’s annual rate of base salary for the 2024 year will be $180,000. Payment of Dr. Hariri’s base salary at the rate in effect prior to the reduction will resume on January 1, 2025.

As contemplated by the SPA, the compensation committee of Celularity’s board of directors approved, effective February 16, 2024, stock option grants under Celularity’s 2021 Equity Incentive Plan, or the 2021 Plan, to Celularity’s executive officers to purchase the number of option shares set forth in the table below, as well as grants to Celularity’s other members of the executive leadership team. Such options will have an exercise price per share equal to the closing price of Celularity’s common stock on February 16, 2024, vest quarterly over a one-year period measured from the grant date, have a term of 10 years, and be evidenced by Celularity’s standard form option agreement under the 2021 Plan.

Executive	Stock Options
Robert J. Hariri, M.D., Ph.D.	2,937,788
David Beers	183,612
Stephen Brigido, D.P.M.	183,612
K. Harold Fletcher, Esq.	164,171
John Haines	216,014
Adrian Kilcoyne, M.D.	205,213

The foregoing summary of the terms and conditions of the amendments to each such employment agreement is qualified in its entirety by reference to the full text of such agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment dated February 16, 2024 to the Amended and Restated Employment Agreement dated January 7, 2021 by and between Celularity Inc. and Robert J. Hariri.
10.2	Amendment dated February 16, 2024 to the Amended and Restated Employment Agreement dated as of April 1, 2022 by and between Celularity Inc. and David Beers.
10.3	Amendment dated February 16, 2024 to the Amended and Restated Employment Agreement dated as of April 1, 2022 by and between Celularity Inc. and Stephen Brigido.
10.4	Amendment dated February 16, 2024 to the Amended and Restated Employment Agreement dated as of April 1, 2022 by and between Celularity Inc. and John Haines.
10.5	Amendment dated February 16, 2024 to the Employment Agreement dated as of September 29, 2022 by and between Celularity Inc. and Adrian Kilcoyne.
10.6	Amendment dated February 16, 2024 to the Employment Agreement dated as of July 13, 2022 by and between Celularity Inc. and K. Harold Fletcher.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.

Date:	February 21, 2024	By:	/s/ Robert Hariri
Robert J. Hariri, MD, PhD
Chairman & CEO